Exhibit 99.1

Note 1.

On November 25, 2025, QH Hungary Holdings Limited (“QH Hungary”), a wholly owned subsidiary of Gulf Hungary Holding Korlatolt Felelossegu Tarsasag (“Gulf Hungary” or the “Reporting Person”), (i) amended and restated two existing and previously reported variable prepaid forward sale contracts (“VPFs”) (one with Citibank N.A. (“Citibank”) and one with the Royal Bank of Canada (“RBC”)) and (ii) entered into two new VPFs, one with Citibank and one with RBC, in each case, described in more detail as follows.

Amended and Restated VPFs:

(a)             The first of the amended and restated VPFs was originally entered into with Citibank on May 22, 2024 and amended and restated on November 25, 2025 (“Citi VPF No. 8”) was reduced to, and covers a maximum aggregate amount of 192,200 shares divided into 25 components of 7,688 shares each. In exchange for amending and restating Citi VPF No. 8, QH Hungary paid Citibank $3,246,816 to Citibank and delivered 45,000 Shares to Citibank. See note 2 below.

(b)             The second of the amended and restated VPFs was originally entered into with RBC on May 22, 2024 and amended and restated on November 25, 2025 (the “RBC VPF No. 5”) was reduced to, and covers a maximum aggregate amount of 128,133 shares divided into 17 components of 5,125 shares each for a total 87,125 shares and 8 components of 5,126 shares each for a total of 41,008 shares. In exchange for amending and restating RBC VPF No. 5, QH Hungary paid $2,164,547 to RBC and delivered 30,000 shares to RBC. See note 2 below.

New VPFs:

(c)             The first of the new VPFs was entered into with Citibank on November 25, 2025 (the “Citi VPF No. 10”) and covers a maximum aggregate amount of 13,900 shares divided into 25 components of 556 shares each. In exchange for entering into Citi VPF No. 10, Citibank paid $1,699,801 to QH Hungary. See note 3 below.

(d)             The second of the new VPFs was entered into with RBC on November 25, 2025 (the “RBC VPF No.  7”) and covers a maximum aggregate amount of 9,267 shares divided into 17 components of 371 shares each for a total of 6,307 shares and 8 components of 370 shares each for a total of 2,960 shares. In exchange for entering into RBC VPF No. 7, RBC paid $1,133,241 to QH Hungary. See note 3 below.

Note 2.

(a)  With respect to each of the amended and restated VPFs described above in clauses (a) and (b) of note 1 above, for each component, QH Hungary is obligated to deliver on the settlement date for such component determined based on the specified scheduled valuation date within the period from November 29, 2027 to January 3, 2028 either, at QH Hungary's option, (i) up to the maximum number of shares of such component (such maximum number of shares with respect to each component (the "Subject Number") based on the average market price of the shares determined as described below in note 2(b) below or (ii) an amount of cash equivalent to the value of the shares to be delivered in the preceding clause (i).

(b)   The number of shares (or, at QH Hungary's option, the cash equivalent) to be delivered to the applicable bank on each settlement date is to be determined as follows: (a) if the volume-weighted average price per share on the relevant valuation date, as reasonably determined by the applicable bank in accordance with the applicable VPF (the "Settlement Price") is equal to or less than $139.28 per share (for this clause 2(b) only, the "Forward Floor Price"), QH Hungary will deliver to the applicable bank the Subject Number of shares; (b) if the Settlement Price is between the Forward Floor Price and $153.21 per share (for this clause 2(b) only, the "Forward Cap Price"), QH Hungary will deliver to the applicable bank a number of shares equal to the Subject Number multiplied by a fraction, the numerator of which is the Forward Floor Price and the denominator of which is the Settlement Price; and (c) if the Settlement Price is greater than the Forward Cap Price, QH Hungary will deliver to the applicable bank a number of shares equal to the product of (i) the Subject Number and (ii) a fraction (A) the numerator of which is the sum of (x) the Forward Floor Price and (y) the Settlement Price minus the Forward Cap Price, and (B) the denominator of which is the Settlement Price.

Note 3.

(a) With respect to each of the new VPFs described above in clauses (c) and (d) of note 1 above, for each component, QH Hungary is obligated to deliver on the settlement date for such component determined based on the specified scheduled valuation date within the period from November 29, 2027 to January 3, 2028 either, at QH Hungary's option: (i) up to the Subject Number of shares for such component based on the average market price of the shares determined as described below in note 3(b) below or (ii) an amount of cash equivalent to the value of the shares to be delivered in the preceding clause (i).

(b)  The number of shares (or, at QH Hungary's option, the cash equivalent) to be delivered to the applicable bank on each settlement date is to be determined as follows: (a) if the Settlement Price is equal to or less than $139.28 per share (for this clause 3(b) only, the "Forward Floor Price"), QH Hungary will deliver to the applicable bank the Subject Number of shares; (b) if the Settlement Price is between the Forward Floor Price and $153.21 per share (for this clause 3(b) only, the "Forward Cap Price"), QH Hungary will deliver to the applicable bank a number of shares equal to the Subject Number multiplied by a fraction, the numerator of which is the Forward Floor Price and the denominator of which is the Settlement Price; and (c) if the Settlement Price is greater than the Forward Cap Price, QH Hungary will deliver to the applicable bank a number of shares equal to the product of (i) the Subject Number and (ii) a fraction (A) the numerator of which is the sum of (x) the Forward Floor Price and (y) the Settlement Price minus the Forward Cap Price, and (B) the denominator of which is the Settlement Price.

Note 4.     The Reporting Person continues to directly hold 5,017 shares of common stock of the Issuer.